Exhibit 99.1

For:	DECKERS OUTDOOR CORPORATION

Company Contact:	Scott Ash Chief Financial Officer (805) 967-7611

Investor Relations:	Integrated Corporate Relations, Inc. Chad A. Jacobs/Brendon E. Frey (203) 682-8200
DECKERS OUTDOOR APPOINTS COLIN CLARK HEAD OF INTERNATIONAL
BUSINESS
GOLETA, Calif. (August 26, 2005) — Deckers Outdoor Corporation (NASDAQ: DECK) today announced the appointment of Colin Clark as Senior Vice President – International, effective September 1, 2005. In this role, Mr. Clark will be responsible for all aspects of Deckers international business, including sales, product, and marketing, as well as managing Deckers international distributors. Mr. Clark will report directly to the CEO of the Company.
Angel Martinez, President and Chief Executive Officer of Deckers Outdoor Corporation, stated, “We are very excited to announce this key appointment. Colin brings with him a wealth of international expertise that we believe will be an ideal fit with our organization and the global direction of our brands. We look forward to leveraging his experience and leadership capabilities in order to increase Deckers penetration overseas. Personally, I have known Colin for more than ten years from our work together at Rockport and I am confident he will be a great addition to our team.”
Colin Clark, 42, most recently spent thirteen years at The Rockport Company, a subsidiary of Reebok International Ltd. [NYSE: RBK], most recently serving as Vice President & General Manager - International. During his time in that role, sales and profits grew substantially and outpaced other divisions to become a highly successful and profitable division of The Rockport Company. From 1991 to 2001, Mr. Clark held various senior positions, including Vice President — Global Marketing, Vice President — International, Director & General Manager — United Kingdom, and Sales Manager — United Kingdom. During this time, his responsibilities included spearheading a major global modernization of the Rockport brand, for which the company was recognized as Footwear Marketer of the Year in 2001 by USA Footwear News. In addition, during his five years as Director & General Manager — United Kingdom, Rockport U.K. received the Presidents Award for International Distributor of the Year during four out of the five years.
Mr. Clark is a native of Scotland and has traveled extensively around the world. In regards to his new position, Colin stated, “I am thrilled at the prospect of taking on the role to help build each of the Deckers brands internationally. Teva, UGG and Simple are wonderful, authentic brands with individual personalities and exciting, quality products. I relish the opportunity to play my part in our worldwide growth and to work with a great group of people to make our three brands the best they can be internationally.”
Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company’s products are offered under the Teva, UGG and Simple brand names.

All statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements are inherently uncertain and are based on the Company’s expectations as of today, August 26, 2005. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Among these risks and uncertainties are the challenge of managing the Company’s brands for growth, the Company’s ability to anticipate fashion trends, product mix, the success of new products, conditions in the general economy and in the retail environment, the effect of consumer preferences, the Company’s dependence on international distributors to sell our products in international markets, the exposure of foreign currency and other risks related to conducting business outside the U.S., the risk that the Company’s international sales are subject to a variety of laws and political and economic risks that may adversely impact the Company’s sales and results of operations in certain regions, the risk that international trade regulations may impose unexpected duty costs or other non-tariff barriers to markets while the increasing number of free trade agreements has the potential to stimulate increased competition, increased security procedures may cause significant delays and other factors discussed in the Company’s filings made with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any of the forward-looking statements in this news release.